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EXHIBIT 21    SUBSIDIARIES OF THE REGISTRANT

The Subsidiaries of Commercial BancShares, Incorporated are:

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  Name of Company                                         State of Incorporation
  ---------------                                         ----------------------
 . Commercial Banking and Trust Company                             West Virginia

 . Jackson County Bank                                              West Virginia

 . Farmers and Merchants Bank of Ritchie County                     West Virginia

 . The Dime Bank                                                             Ohio

 . Union Bank of Tyler County                                       West Virginia

 . The Community Bank                                               West Virginia

 . The Bank of Paden City                                           West Virginia

 . Hometown Insurance Agency, Inc. [Inactive]                       West Virginia

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